Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-197657, 333-189577, 333-172031, 331-177306 and 333-179453) of NeoPhotonics Corporation (“the Company”) of our report dated March 15, 2013, except for the effects of the revision discussed in Note 1 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2013 Annual Report on Form 10-K for the year ended December 31, 2013, as to which the date is May 30, 2014, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 16, 2015